[ON CHAPMAN AND CUTLER LLP LETTERHEAD]

July 22, 2008

Nuveen Investment Trust

333 West Wacker Drive

Chicago, Illinois 60606-1286

Re:	Nuveen Investment Trust

Ladies and Gentlemen:

We have served as counsel for the Nuveen Investment Trust (the “Fund”), which proposes to offer and sell shares of its series, Nuveen Growth Allocation Fund and Nuveen Moderate Allocation Fund, (the “Shares”) in the manner and on the terms set forth in Post-Effective Amendment No. 53 and Amendment No. 55 to its Registration Statement on Form N-1A filed on July 22, 2008 (the “Amendment”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Bingham McCutchen LLP issued to the Fund or Fund counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

The Shares of the Fund may be legally and validly issued from time to time in accordance with the Fund’s Declaration of Trust dated May 6, 1996, the Fund’s By-Laws, the Fund’s Amended Establishment and Designation of Series and the Fund’s Amended Establishment and Designation of Classes, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price not less than the net asset value per Share and such Shares, when so issued and sold, will be legally issued, fully

July 22, 2008

paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-03715) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

CHAPMAN AND CUTLER LLP